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                                                                     Exhibit 4.3

                                 PROMISSORY NOTE

$3,250,000.00                                     Executed at    Lima  , Ohio
                                                              --------
                                                            June 2     , 1997
                                                          ------------

FOR VALUE RECEIVED, the undersigned, THE DRUGGIST, INC., AN OHIO CORPORATION ("Debtor"), promises to pay to the order of NATIONAL CITY BANK OF COLUMBUS, A NATIONAL BANKING ASSOCIATION ("Bank"), which has its principal place of business in Columbus, Ohio, at any office of Bank, THREE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS (or, if less, the unpaid principal balance shown on an attachment to this note or on Bank's loan account records) in lawful money of the United States together with interest as provided below.

Prior to maturity, principal and any overdue interest shall bear interest computed daily (on the basis of a 360-day year and actual days elapsed) at a rate equal to the sum of: (i) two percent (2.0%) PLUS (ii) the rate, as determined by Bank's Investment Department at approximately 10:00 A.M. (Columbus, Ohio, time) on the date a quote is requested by Debtor, at which deposits in U. S. Dollars are offered to Bank in the London Interbank Market for maturities comparable to a designated time period of either ninety (90) or one hundred eighty (180) days (each period being an "Interest Period") and in effect as of the first day of such Interest Period (each such rate being a "Fixed Rate").

If, at the end of any Interest Period, Debtor fails to select a subsequent Interest Period, Debtor shall be deemed to have selected an Interest Period of ninety (90) days. In no event shall Debtor select an Interest Period which would extend beyond the maturity date of this note.

This note shall be payable in forty (40) consecutive monthly installments commencing on JULY 1 , 1997. Each installment shall consist of principal in the amount of Thirty-eight Thousand Six Hundred Ninety and 48/100 Dollars ($38,690.48) plus the unpaid interest accrued on this note except that the final installment shall be such other amount, including unpaid principal and accrued and unpaid interest, as will pay this note in full. Debtor may prepay this note, in whole or in part, on the last day of an Interest Period without premium or penalty. Otherwise, Debtor may prepay the principal of this note in whole or in part at any time upon one (1) Business Day's prior written notice to Bank if, concurrently with the prepayment, Debtor pays to Bank a premium based upon the principal amount prepaid and computed (on the basis of a 360-day year and actual days elapsed) at a rate per annum equal to the excess, if any, of the relevant Fixed Rate over the Reinvestment Rate, for the period from the date of prepayment to the last day of the relevant Interest Period.

Concurrently with any prepayment of the principal of this note, Debtor shall pay the unpaid interest accrued on the principal being prepaid, and each prepayment shall be applied to the outstanding installments of this note in the inverse order of their respective due dates.

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If Debtor fails to pay an installment in full within ten (10) days after its due date, Debtor, in each case, will incur and shall pay a late charge equal to the greater of Twenty and 00/100 Dollars ($20.00) or five percent (5.0%) of the unpaid amount. The payment of a late charge will not cure or constitute a waiver of any Event of Default under this note.

Except as otherwise provided in writing, payments will be applied first to installments in the order of their respective due dates and then to late charges in the order of their respective due dates; provided, however, that if a payment so applied would pay the principal of this note in full, but leave late charges outstanding, such payment will instead be applied to late charges prior to being applied to the principal portion of the final installment. Each payment of an installment shall be applied first to accrued but unpaid interest and then to principal.

In its discretion, Bank may, from time to time, unilaterally change any provision for the application of payments and installments by mailing a written notice to Debtor of the change. The notice shall be mailed to the address indicated herein or such other address that Debtor may furnish in writing to an appropriate officer of Bank and shall be mailed not less than fifteen (15) days prior to the effective date of such change.

If this note is not paid in full at maturity (whether by lapse of time, acceleration of maturity or otherwise), the interest rate otherwise in effect hereunder shall be increased by three percent (3.0%) per annum, provided that in no event shall the principal of and interest on this note bear interest after maturity at a rate less than the interest rate actually in effect hereunder immediately after maturity.

The occurrence of any of the following shall constitute an EVENT OF DEFAULT hereunder:

         (a) any Obligor's Bank Debt or any part thereof shall not be paid in full promptly when due (whether by lapse of time, acceleration of maturity or otherwise) and shall remain unpaid for a period of ten (10) days after written notice of such nonpayment has been mailed by Bank to such Obligor;

         (b) any Obligor's Debt owed to any person other than Bank or any part thereof shall not be paid in full promptly when due (whether by lapse of time, acceleration of maturity or otherwise) and shall remain unpaid beyond any applicable cure period;

         (c) any Obligor shall be dissolved;

         (d) any representation or warranty made by any Obligor in this note or any Related Writing shall be false or erroneous in any material respect and shall remain so for a period of thirty (30) days after written notice thereof has been mailed by Bank to such Obligor;

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         (e) any Obligor shall fail or omit to perform or observe any agreement made by that Obligor in this note or in any Related Writing and such failure or omission shall continue for a period of thirty (30) days after written notice thereof has been mailed by Bank to such Obligor;

         (f) Debtor's Cash Flow Coverage Ratio is less than 1.5 to 1.0 at the end of any of its fiscal years;

         (g) Guarantor's Consolidated Net Worth is less than Thirty Million and 00/100 Dollars ($30,000,000.00) at the end of any of its fiscal quarters;

         (h) the ratio of Guarantor's Consolidated Liabilities to its Consolidated Net Worth is greater than 4.5 to 1.0 at the end of any of its fiscal quarters;

         (i) Guarantor's Interest Coverage Ratio is less than 1.1 to 1.0 at the end of any of its fiscal years;

         (j) Guarantor's Debt Service Coverage Ratio is less than 1.15 to 1.0 at the end of any of its fiscal years;

         (k) one or more judgments for the payment of money in an aggregate amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) shall be rendered against Debtor or Guarantor, or both, and shall not have been either released or bonded off within thirty
         (30) days after the same was rendered; PROVIDED, HOWEVER, that an Event of Default shall not be deemed to have occurred under this section if, with regard to each such judgment, both of the following conditions have been met: (i) the party or parties against which the judgment was rendered have timely appealed such judgment; AND (ii) such judgment would not reasonably be expected to have a Material Adverse Effect;

         (l) one or more attachments or levies in an aggregate amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) shall be issued against any deposit accounts of Debtor or Guarantor, or both, and shall not have been either released or stayed within thirty (30) days after the same was issued; PROVIDED, HOWEVER, that an Event of Default shall not be deemed to have occurred under this section if, with regard to each such attachment or levy, both of the following conditions have been met: (i) the owner or owners of the deposit accounts against which the attachment or levy was issued have timely appealed such attachment or levy; AND (ii) such attachment or levy would not reasonably be expected to have a Material Adverse Effect;

         (m) any voluntary petition by or involuntary petition against any Obligor shall be filed pursuant to any chapter of any bankruptcy code or any Obligor shall make an assignment for the benefit of creditors, or there shall be any other marshalling of the assets and liabilities of any Obligor for the benefit of that Obligor's creditors; or

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         (n) any Obligor enters into any merger or consolidation or sells, leases or otherwise disposes of all or substantially all of such Obligor's assets in any manner other than in the ordinary course of business.

Upon the occurrence of an Event of Default, the holder of this note may, in its sole discretion, declare this note to be due and payable and, if applicable, that Debtor no longer be permitted to obtain advances; and the principal of and interest on this note shall thereupon become immediately payable in full, without any presentment, demand or notice of any kind, which Debtor hereby waives. Debtor will pay to Bank all costs and expenses of collection of this note, including, without limitation, reasonable attorneys' fees.

In addition to the words and terms elsewhere defined in this note, any accounting term used herein shall have the meanings ascribed thereto by GAAP, and the following words and terms shall have the following meanings:

         BANK DEBT means Debt payable to Bank, whether initially payable to Bank or acquired by Bank by purchase, pledge or otherwise and whether assigned or participated to or from Bank in whole or in part;

         BUSINESS DAY means a day on which Bank's main office is open to the public for carrying on substantially all of its banking functions, but shall not include Saturdays, Sundays or legal holidays;

         CASH FLOW COVERAGE RATIO means the ratio, determined according to GAAP, of (i) the sum of earnings before interest, taxes, depreciation and amortization to (ii) the sum of the current portion of long term debt PLUS interest expense;

         CONSOLIDATED NET WORTH means the Consolidated net worth of Guarantor (after eliminating all inter-company accounts). Net worth shall be determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall include no appraisal surplus of any type or description;

         CONSOLIDATING, CONSOLIDATED and CONSOLIDATED AND CONSOLIDATING shall include Guarantor and all Subsidiaries and mean, in reference to financial statements and reports, any covenants, representations, warranties or agreements of Guarantor or definitions under this note, that the same are prepared or determined in accordance with GAAP, but eliminating all inter-company transactions on any consolidated statements or reports;

         CURRENT ASSETS and CURRENT LIABILITIES mean the Consolidated current assets and current liabilities of Guarantor, both current assets and current liabilities to be determined in accordance with GAAP;

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         CURRENT DEBT means any obligation for borrowed money (and any negotiable instruments and drafts accepted representing, extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one (1) year from the date of the creation thereof;

         CURRENT MATURITIES means the aggregate principal amount of Guarantor's Consolidated Long Term Debt due within one (1) year from the date of determination thereof;

         DEBT means, collectively, all monetary liabilities, and any charges or expenses incurred in connection therewith, now or hereafter owing by the Person or Persons in question, including, without limitation, every such liability whether owing by such Person or one (1) of such Persons alone or jointly, severally or jointly and severally, whether owing absolutely or contingently, or directly or indirectly, and whether created by loan, overdraft, guaranty or other contract or by quasi-contract, tort, statute or other operation of law;

         DEBT SERVICE COVERAGE RATIO means a ratio in which the numerator is the sum of Consolidated net income of Guarantor calculated for the twelve
         (12) month period preceding the date of calculation of such coverage plus the sum of noncash expenses or allowances for such period, including, without limitation, amortization or write down of intangible assets, depreciation, depletion, and deferred taxes and expenses, less any dividends paid by Guarantor, and less an assumed capital expenditure of Three Hundred and 00/100 Dollars ($300.00) per bed for all nursing home beds owned/leased by Guarantor or one of its Subsidiaries for the applicable period, and the denominator is the sum of the current portion of the Consolidated Long Term Debt of Guarantor at the end of such period. In calculating "net income", federal and state taxes on Guarantor's Consolidated income shall be deducted, and any extraordinary income shall be deducted. For purposes of determining the Debt Service Coverage Ratio for Guarantor, any principal "balloon" or "bullet" payments due at maturity of indebtedness will not be included in such computation;

         GAAP means generally accepted accounting principles, consistently applied;

         GUARANTOR means Arbor Health Care Company;

         INTEREST COVERAGE RATIO means a ratio in which the numerator is the sum of Consolidated net income of Guarantor calculated for the twelve (12) month period preceding the date of calculation of such coverage plus federal and state taxes owed or paid by Guarantor plus interest expense PLUS the sum of noncash expenses or allowances for such period, including, without limitation, amortization or write down of intangible assets, depreciation, depletion, and deferred taxes and expenses, LESS an assumed capital expenditure of Three Hundred and 00/100 Dollars ($300.00) per bed for all nursing home beds owned/leased by Guarantor or any Subsidiary for the applicable period, and the denominator is the interest expense of

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         Guarantor for such period. In calculating "net income", federal and state taxes on such income shall be deducted, and any extraordinary income shall be deducted;

         LONG TERM DEBT means all obligations (including capital lease obligations) which are due more than one (1) year from the date as of which the computation thereof is made;

         MATERIAL ADVERSE EFFECT means a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Debtor or Guarantor, on the ability of Debtor or Guarantor to perform any of their obligations under this note or any Related Writing, on the ability of Bank to enforce any of such obligations or on the status or priority of any liens granted to Bank on any of the assets of Debtor or Guarantor;

         OBLIGOR means any Person who is or shall become obligated or whose property is or shall serve as collateral for the payment of Debtor's Bank Debt or any part thereof in any manner and, in addition to Debtor, includes, without limitation, Guarantor or any other guarantor;

         PERSON means a natural person or entity of any kind, including, without limitation, any corporation, partnership, trust, governmental body, or any other form or kind of entity;

         REINVESTMENT RATE means a rate of interest equal to the "bond equivalent yield" for the most actively traded issues of U. S. Treasury Bills, U. S. Treasury Notes or U. S. Treasury Bonds for a term similar to the period from the date of prepayment to the last day of the relevant Interest Period and in a principal amount comparable to the principal amount being prepaid, all as reasonably determined by Bank;

         RELATED WRITING means a writing of any form or substance signed by any Obligor (whether as principal or agent) or by any attorney, accountant or other representative of any Obligor and received by Bank in respect of Debtor's Bank Debt or any part thereof, including, without limitation, any credit application, credit agreement, reimbursement agreement, financial statement, promissory note, guaranty, indenture, mortgage, security agreement, authorization, subordination agreement, certificate, opinion or any similar writing, but shall not include any commitment letter issued by Bank, without regard to whether Debtor or any other Person signed or acknowledged receipt thereof;

         SUBSIDIARY means any corporation fifty-one percent (51%) or more of the voting stock of which is controlled by Guarantor; and

         TOTAL CONSOLIDATED LIABILITIES means all Consolidated liabilities of Guarantor (after eliminating all inter-company accounts), except any non-current provision for deferred federal income taxes, all determined in accordance with GAAP.

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Debtor certifies to Bank that all funds disbursed under this note will be used for business or commercial purposes.

Debtor and Guarantor hereby authorize Bank to share all credit and financial information relating to Debtor and Guarantor with Bank's parent company, and with any subsidiary or affiliate company of Bank or of Bank's parent company.

In no event shall the interest rate in effect on this note exceed the maximum rate permissible under the law governing this note.

Any holder's delay or omission in the exercise of any right under this note shall not operate as a waiver of that right or of any other right under this note.

If any provision of this note is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that determination shall not affect any other provision of this note, and each such other provision shall be construed and enforced as if the invalid, illegal or unenforceable provision were not contained herein.

This note and the Related Writings set forth the entire agreement between the parties regarding the transactions contemplated hereby, and supersede all prior agreements, commitments, discussions, representations and understandings, whether written or oral, and any and all contemporaneous oral agreements, commitments, discussions, representations and understandings between the parties relating to the subject matter hereof.

No amendment, modification or supplement to this note or any Related Writings shall be binding unless executed in writing by all parties thereto, and this provision shall not be subject to waiver by any party and shall be strictly enforced.

This note shall be governed by the law of the state in which Bank has its principal place of business.

Debtor and Guarantor jointly and severally authorize any attorney-at-law to appear in any state or federal court of record in the United States after this note matures (whether by lapse of time, acceleration of maturity or otherwise); to waive the issuance and service of process; to confess judgment against Debtor and/or Guarantor in favor of the holder of this note for the amount then appearing due, together with interest and costs of suit; and to release all errors and waive all rights of appeal and stay of execution. If any judgment against Debtor and/or Guarantor is vacated for any reason, this warrant of attorney may be used to obtain additional judgments.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS

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YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS,
FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH AGREEMENT, OR ANY
OTHER CAUSE.

3248 Henderson Road                         THE DRUGGIST, INC.,
Columbus, Ohio  43220-2377                  AN OHIO CORPORATION
(614)  459-6364

                                            By:  /s/ Brad C. Roush
                                                -----------------------------

                                            Its:    Secretary
                                                -----------------------------

FOR VALUE RECEIVED, the undersigned Guarantor (a) consents to the provisions of the note, including, without limitation, the warrant of attorney; (b) guarantees, absolutely and unconditionally, the prompt payment in full of the note (and any extensions thereof in whole or in part) when due (whether by lapse of time, acceleration of maturity or otherwise) and whether or not the holder of the note shall resort or shall have resorted to any other Obligor or to security, if any; (c) waives presentment, demand for payment, notice of dishonor and every other kind of notice to which the undersigned Guarantor might be entitled but for this waiver; (d) waives any and all claims, rights or remedies the undersigned Guarantor may now have or hereafter acquire against Debtor that arises from the undersigned Guarantor's performance hereunder or is in any way related hereto, including, without limitation, subrogation, reimbursement, contribution or indemnification, whether direct or indirect or arising by contract, law, equity or otherwise; and (e) agrees that the liability of the undersigned Guarantor shall not be affected by any act, omission or course of dealing on the part of the holder including, without limitation, any extension of time, any waiver of an Event of Default, any release or exchange of security (irrespective of the consideration, if any, received therefor) or any other indulgence granted to any Obligor, in each case whether with or without notice to the undersigned Guarantor.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

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1100 Shawnee Road - Box 840                 ARBOR HEALTH CARE COMPANY,
Lima, Ohio  45802-0840                      A DELAWARE CORPORATION
(419)  227-3000

                                            By:    /s/ W. W. Wondolowski
                                                -----------------------------

                                            Its:    VP & Treasurer
                                                -----------------------------





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